Exhibit 99.1

Investor and Media Contact:

ir@oxigene.com

650-635-7000

OXiGENE APPOINTS FREDERICK W. DRISCOLL

TO ITS BOARD OF DIRECTORS

SOUTH SAN FRANCISCO, Calif. – November 27, 2013 – OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, announced the appointment of Frederick W. Driscoll to its board of directors, effective January 1, 2014. Mr. Driscoll is a respected executive and financial management expert with more than 30 years of experience in the biotechnology and medical device industries. Mr. Driscoll will assume the role of Chairman of the OXiGENE board of directors and will also serve on the audit committee.

“The OXiGENE management team and board welcome Fred back to our company, and are looking forward to benefitting from his many years of executive experience in growing companies in our industry and helping them to achieve their corporate goals and solidify their market positions,” said Peter Langecker, M.D., Ph.D., OXiGENE’s Chief Executive Officer. “Fred joins our board at an important time in our development, as vascular disrupting agents are beginning to achieve clinical validation, and our programs are potentially advancing toward registration. We welcome his leadership and strategic vision.”

Mr. Driscoll currently serves as Chief Financial Officer of Flexion Therapeutics. Prior to joining Flexion, Mr. Driscoll was Chief Financial Officer for Novavax Inc., and earlier served as Chief Executive Officer of Genelabs Technologies, where he oversaw the sale of Genelabs to GlaxoSmithKline. Prior to his position at Genelabs, Mr. Driscoll served in a variety of financial and senior management positions at Astraris, Inc. and Collagenesis Corp. He also spent more than twenty years with Instrumentation Laboratory as vice president of finance for the Americas. From 2002 – 2006, Mr. Driscoll served as President and Chief Executive Officer of OXiGENE. Mr. Driscoll holds a bachelor’s degree in accounting and finance from Bentley University in Waltham, MA.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. The Company’s lead clinical product, ZYBRESTAT, is in development as a potential treatment for ovarian cancer and anaplastic thyroid cancer (ATC). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

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